United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
______________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
June 30, 2008
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MDU COMMUNICATIONS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

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Delaware	0-26053	84-1342898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60-D Commerce Way
Totowa, New Jersey 07512
(Address of principal executive offices including zip code)

(973) 237-9499
Registrant's telephone number, including area code:

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On June 30, 2008, MDU Communications International, Inc., and its wholly owned subsidiary MDU Communications (USA) Inc. (collectively, the “Company”), entered into an Amended Loan and Security Agreement and ancillary Transaction Documents (collectively, the “Amended Agreement”) with FCC, LLC, d/b/a First Capital and Full Circle Funding, LP (collectively, the “Lenders”) for a senior secured $10 million increase to its $20 million revolving five year credit facility to fund the Company’s subscriber growth. On July 3, 2008, the Company issued the attached press release announcing this financing.

Item 2.03 Creation of a Direct Financial Obligation

The Lenders to the above referenced Amended Agreement have agreed to extend to the Company up to $30 million (an additional $10 million beyond the previous $20 million) in a revolving credit facility for the continued growth and build out of the Company’s subscriber base. The credit facility has a term of five years with effective interest payable monthly only on the outstanding principle during the term. The credit facility is specially tailored to the Company’s needs by being divided into six $5 million increments with the interest rate per increment for the first four increments declining as principle is drawn from each increment. The first $5 million increment carries an interest rate of prime rate plus 4.1%, the second $5 million at prime plus 3%, the third $5 million at prime plus 2% and, the fourth $5 million at prime plus 1%. The new $10 million in additional credit facility is divided into two $5 million increments with the interest rate on these increments being prime plus 1% to 4%, depending on the Company’s ratio of EBITDA to the total outstanding loan balance. The Company is under no obligation to draw any of the new increments.

The credit facility is secured by the assets of the Company. The amount that Company can draw from the credit facility is equal to the lesser of $30 million or the Company’s borrowing base which, in large part, is determined by future revenues and costs accruing from the Company’s access agreements. The borrowing base of the Company currently exceeds $28 million. The credit facility can be prepaid upon thirty days notice to Lenders with a penalty of 0 % to 2% of the outstanding principal balance depending on the prepayment timing.

To access the credit facility above $20 million, the Company must have positive EBITDA, on either a trailing 12 month basis or a pro-forma basis, of $1 million and have 60,000 subscribers. To access the credit facility above $25 million, the Company must have positive EBITDA, on either a trailing 12 month basis or pro-forma basis, of $3 million and have 65,000 subscribers.

Item 3.02 Unregistered Sales of Equity Securities

In connection with the Amended Agreement and credit facility, the Company issued to FCC, LLC, d/b/a First Capital a five year warrant to purchase 375,000 shares of the Company’s Common Stock at an exercise price of $0.60 per share and issued to Full Circle Funding, LP a five year warrant to purchase 375,000 shares of the Company’s Common Stock at an exercise price of $0.60 per share. The warrants contain customary registration rights. The warrants were issued pursuant to exemption from registration found in Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended, as the Lenders are “accredited investors” as such term is defined in Rule 501 of said Regulation D.

Item 9.01 Financial Statements and Exhibits

The following exhibits are being filed pursuant to Item 601 of Regulations S-K and General Instruction B to this form:

Exhibit 99.1 - Press Release dated July 3, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MDU COMMUNICATIONS INTERNATIONAL, INC.

Date: July 3, 2008	By:	/s/ Sheldon Nelson
Sheldon Nelson
Chief Executive Officer